SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549


                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported):
                           January 26, 1995


                           TIME WARNER INC.
         -----------------------------------------------------
        (Exact name of registrant as specified in its charter)

               Delaware                1-8637           13-1388520
     ---------------------------    ------------   -------------------
     (State or other jurisdiction   (Commission      (I.R.S. Employer
          of incorporation)        File Number)    Identification No.)





               75 Rockefeller Plaza, New York, NY 10019
      ----------------------------------------------------------
         (Address of principal executive offices)  (zip code)

                            (212) 484-8000
      ----------------------------------------------------------
         (Registrant's telephone number, including area code)

                            Not Applicable
     ------------------------------------------------------------
         (Former name or former address, if changed since last
                                report)

     Item 5. Other Events.

               On January 26, 1995, Time Warner Inc. ("Time
     Warner") entered into an Agreement and Plan of Merger (the "Merger Agreement") with KBLCOM Incorporated ("KBLCOM"), Houston Industries Incorporated ("Houston Industries") and TW KBLCOM Acquisition Corp. ("Merger Sub"), a direct, wholly owned subsidiary of Time Warner.

               Pursuant to the Merger Agreement, Merger Sub will merge with and into KBLCOM, which will become a direct, wholly owned subsidiary of Time Warner, and all of the outstanding capital stock of KBLCOM, which is owned by Houston Industries, will be converted into the right to receive an aggregate of 1,000,000 shares (subject to certain adjustments) of common stock of Time Warner and 11,000,000 shares of a newly designated series of convertible preferred stock of Time Warner (the "Preferred Stock"). The Merger Agreement also provides that Time Warner will purchase certain intercompany debt from Houston Industries for approximately $600 million. To the extent KBLCOM's indebtedness (including intercompany indebtedness), working capital and related items exceed $1.24 billion at the closing date, the payment for intercompany debt will be reduced.

               The Preferred Stock, which will have a liquidation value of $100 per share, will be convertible into 22,909,040 shares of common stock, which is equivalent to a conversion price of $48 per share. For the first four years after the closing the Preferred Stock will pay cash dividends at an annual rate of $3.75 per share. Thereafter, dividends will be payable in an amount equal to dividends paid on the shares of common stock into which the Preferred Stock may be converted. Time Warner will have the right after four years to exchange the Preferred Stock for common stock at the stated conversion price plus accrued and unpaid dividends. After five years after the closing, Time Warner will have the right to redeem the Preferred Stock for cash at a redemption price equal to the liquidation value plus accrued and unpaid dividends.

               The closing of the transaction is subject to customary conditions for transactions of this type, including certain regulatory approvals, as specified in the Merger Agreement.

               KBLCOM owns and operates cable television systems serving approximately 690,000 subscribers in San Antonio and Laredo, Texas, the Minneapolis metropolitan area, Portland, Oregon and Orange County, California. KBLCOM also owns 50% of Paragon Communications ("Paragon"), with the other 50% owned by Time Warner. Paragon serves approximately 967,000 cable subscribers including systems in Tampa, Florida and northern Manhattan.


     Item 7. Exhibits

          2(a) Agreement and Plan of Merger dated as of January 26, 1995, among KBLCOM Incorporated,
               Houston Industries Incorporated, Time Warner Inc.
               and TW KBLCOM Acquisition Sub

                              SIGNATURES

               Pursuant to the requirements of the Securities
     Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 30, 1995.


                              TIME WARNER INC.

                              By:     /s/ Peter R. Haje
                                  -----------------------------
                                  Name:   Peter R. Haje
                                  Title:  Executive Vice
                                          President

                             EXHIBIT INDEX



              Exhibit No.              Description of Exhibit

                   2(a) Agreement and Plan of Merger dated as of January 26, 1995, among KBLCOM Incorporated, Houston Industries
                                     Incorporated, Time Warner Inc. and TW
                                     KBLCOM Acquisition Sub